Exhibit 8.1

October 9, 2008	+1 202 663 6000 (t)
+1 202 663 6363 (f)
wilmerhale.com

LendingClub Corporation
440 North Wolfe Road
Sunnyvale, CA 94085
Ladies and Gentleman:
We have acted as United States tax counsel to Lending Club Corporation, a Delaware corporation, in connection with the preparation and filing of a Form S-1 registration statement dated October 9, 2008 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of Member Payment Dependent Notes (the “Notes”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Act.
In rendering the opinion set forth below, we have examined and relied upon the Registration Statement and the exhibits thereto, and such other records, agreements, instruments, and other documents as we have deemed relevant and necessary to our analysis. In our examination of documents, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of the documents. We have further assumed, with your permission, that all parties to the documents have acted, and will act, in accordance with the terms and conditions of such documents, including any covenants and agreements contained therein, without the waiver or modification of any such terms, conditions, covenants or agreements. We have not attempted to verify independently such assumptions, but nothing has come to our attention in the course of our representation that would cause us to question the accuracy thereof.
The opinion set forth below represents our judgment as to the matters addressed herein under the income tax laws of the United States based upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions and administrative determinations, all as in effect on the date of this opinion. We cannot give any assurance that such laws will not be amended or otherwise changed after the date of this opinion, or that any such changes will not affect the conclusions expressed herein. We undertake no obligation to update or supplement this opinion to reflect any changes in law that may occur.
No ruling has been sought from the Internal Revenue Service (the “IRS”) as to the matters addressed herein. Our opinion is not binding on the IRS or any court, and thus there can be no assurance that the IRS or a court of competent jurisdiction will agree with our opinion.
Based upon and subject to the foregoing, and further subject to the limitations set forth below, it is our opinion that the discussion under the heading “About the Loan Platform — Material U.S. Federal Income Tax Considerations” in the Registration Statement, subject to the conditions and limitations described therein, sets forth the material U.S. federal income tax considerations generally applicable to lender members who purchase Notes offered pursuant to the Registration Statement.
We express no opinion other than as expressly set forth herein, nor do we express any opinion concerning any law other than the federal income tax law of the United States.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Wilmer Cutler Pickering Hale and Dorr llp, 1875 Pennsylvania Avenue NW, Washington, DC 20006
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LendingClub Corporation October 9, 2008 Page 2

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ J. Barclay Collins
J. Barclay Collins, Partner